May 01, 2013 09:07 ET

Marathon Patent Group Executes Purchase Agreement for a Pioneer Data Transmission Patent With Significant Licensing History

Transaction Will Transfer to Marathon an Asset That Has Generated $39 Million in Recoveries to Date

ALEXANDRIA, VA--(Marketwired - May 1, 2013) - Marathon Patent Group, Inc. (OTCBB: MARA), ("Marathon"), an intellectual property services and monetization company, today announced that its wholly-owned subsidiary, TQP Acquisition Corp, Inc., has agreed to acquire U.S. Patent 5,412,730, a foundational data encryption patent that has thus far generated 97 settlements and licensing agreements to date and $39 million in gross recoveries. IP Navigation sourced the deal on behalf of Marathon and will continue to assist Marathon in the enforcement and licensing of the patent. In addition to performance bonuses and a license back, Marathon agreed to pay six million dollars and to issue seven million shares of Common Stock at the closing of the acquisition.

The '730 patent predates significant events in encrypted data transmission by a number of years, making it a foundational invention in its field. The claims cover the encrypting of data by first requesting a secure connection while communicating the encryption instructions, and finally transmitting the encrypted data. The technology is widely used as "SSL" and has become the standard encrypted transmission protocol. The '730 patent has been cited by over 100 United States Patents and Patent Applications including patents filed by Microsoft, Motorola, IBM, AMD, Intel, Lenovo, Fujitsu, Lucent Technologies, Canon, and Nokia. The '730 patent successfully survived a 2011 reexamination that was initiated by TD Ameritrade. This reexamination again confirmed the validity of the the '730 patent and resulted in additional claims being allowed and the addition of over 150 additional prior art references (for a total of approximately 175 prior art references) that were overcome by the '730 patent.

The '730 patent has a priority date of October 6, 1989, establishing it as a pioneering invention in the field of data encryption. The '730 patent has enabled numerous successful licensing campaigns yielding $39 million in recoveries to date, including licenses acquired by many of the leading technology companies in the world. The patent is currently involved in active licensing campaigns and has current cases proceeding against 64 named defendants.

"The acquisition of the '730 patent provides Marathon Patent Group with another revenue-producing asset to add to its IP portfolio," stated Doug Croxall, Marathon Patent Group's Chief Executive Officer. "Marathon is executing its business strategy by partnering with businesses like IPNav that can provide immediate and long-term value. The company also is establishing immediate revenue-generation through the acquisition of high-quality patent licensing programs, and developing its IP Services platform."

Closing of the transaction is subject to satisfaction of customary conditions. At present, Marathon requires $6 million of cash in order to close the transaction. As of the date hereof, Marathon does not have sufficient cash to close the transactions and there can be no assurance that Marathon will be able to secure the cash to complete the acquisition within 45 days, as required by the agreements, or that Marathon will be able to satisfy the other conditions for closing.

About Marathon Patent Group

Marathon Patent Group, Inc. ("Marathon") is an intellectual property services and monetization company that serves a wide range of patent holders and technologies from Fortune 500 to independent inventors. Marathon provides clients advice and services that enable them to realize financial and strategic return on their IP rights. Marathon serves clients through two complementary business units: the IP Research & Services Center, which helps to identify and manage patents, and the IP Licensing and Enforcement Division, which acquires IP assets, partners with patent holders, and monetizes patent portfolios through actively managed patent licensing campaigns. Marathon is based in Alexandria, Virginia. www.marathonpg.com

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact Information

•	Marathon Patent Group
Investor Relations
678-570-6791

IP Communications
Brody Berman Associates
212-683-8125